Exhibit 23.1

Guangdong Prouden CPAs GP

Ste.2701, Yuehai Financial Center,21 Zhujiang

West Rd., Guangzhou, Guangdong

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of D. Boral ARC Acquisition III Corp. on Form S-1 of our report dated June 27, 2025, with respect to our audit of the financial statements of D. Boral ARC Acquisition III Corp. as of May 31, 2025 and for the period from May 14, 2025 (inception date) through May 31, 2025 Statement of Operations appearing in Registration statements on Form S-1 of D. Boral ARC Acquisition III Corp. for the period ended May 31, 2025. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

June 27, 2025